Exhibit 10.1


April 24, 2003

Mr. Peter J. Bennett
c/o Everest Reinsurance (Bermuda) Ltd.
Wessex House 45 Reid Street
PO Box HM845
Hamilton, HM DX  Bermuda

Dear Mr. Bennett:

This letter is to confirm that Everest Reinsurance (Bermuda) Ltd. ("Company") wishes to renew your employment subject to the following terms and conditions. The term "Group" as used in this letter shall refer to Everest Re Group, Ltd. and all its subsidiaries and affiliates as now or hereafter constituted.

1.        (a)  This Employment Agreement will commence on May 1, 2003 and unless sooner terminated according to its terms or extended in writing, shall terminate on May 1, 2004. You will be employed as the Managing Director and Chief Executive Officer, Everest Reinsurance (Bermuda) Ltd. This offer is conditional upon your maintaining an appropriate, valid work permit issued by the Bermuda immigration authorities.

          (b) You will be entitled to receive 25 days of annual vacation with pay, which may be taken in the calendar year for which it is earned. This annual vacation entitlement is in addition to those public holidays mandated by Bermuda law.

          (c) During the term of your employment, you shall not engage in any activities competitive with the business of the Group or detrimental to the best interests of the Group or the business of the Group.

          (d) Your responsibilities as Managing Director and Chief Executive Officer of the Company will consist of those duties customarily associated with that position and any duties that the Company (acting through the Board, the Chairman or the Deputy Chairman of the Company) may from time to time direct you to undertake and to perform, that are consistent with and appropriate to the position. As Managing Director and Chief Executive Officer, you will be responsible for the day-to-day management and operations of the Company and its subsidiaries and any affiliates as may be directed by the Company. You will not have authority to act on behalf of any U.S. operation except with a specific delegation of authority from the Board of such U.S. operation.

2. As compensation for your services to the Company during the term of your employment, the Company shall pay you a salary at the rate of U.S. $278,600 per annum. The Company has secured an appropriate Work Permit for you in connection with this Agreement. This Work Permit is valid beyond May 1, 2004 but has no bearing on the termination date of this agreement and cannot be construed as the Company extending the terms of this
               Agreement. Medical Insurance, dental insurance, group life insurance and a pension scheme will be available to you.

3. In addition to your salary, you will be eligible to participate in Everest Re Group, Ltd.'s Annual Incentive Plan as implemented by the Company. It is understood that this bonus plan is entirely
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               discretionary  in nature and may be amended or terminated by that company at any time with or without prior notice to you.

4.             You  will  receive a  housing allowance of U.S. $8,000 per month.

5.        (a)  If the Company terminates your employment prior to the terminated date of this Agreement for reasons other than misconduct or a breach of Company policies, a separation payment equivalent to six (6) month's salary will be made to you and a reasonable allowance will be provided to move your personal possessions from Bermuda to the UK. "Misconduct" shall be defined as any activity as set forth in Paragraph 5(b)(i) and 6(b)(iv), below.

          (b) The Company may terminate your employment for cause at any time during the term of this Agreement without prior notice to you. In that event, your employment with the Company shall forthwith be terminated, and except as may be required under Paragraph 5(a) above, the Company shall have no further obligations to you. Termination for cause shall mean a termination of your employment on account of: (i) failure to maintain an appropriate work permit as required under Paragraph 1(a); (ii) willful misfeasance or gross negligence by you in a matter of material importance to the conduct of the Group's affairs; (iii) your negligence having an adverse effect, financial or otherwise, on the Group or on the conduct of the Group's affairs; (iv) a material breach by you of your obligations under this Agreement or your refusal satisfactorily to perform any duties reasonably required hereunder, after notification by the Company of such breach or refusal and your refusal or failure to remedy such breach within 10 days of such notification; or (v) your conviction for a criminal offense.

6. You recognize that, by reason of your employment hereunder, you may acquire confidential information and trade secrets concerning the operation of the Group and of the clients of the Group, the use or disclosure of which could cause the Group substantial loss and damages that could not be readily calculated and for which no remedy under applicable law would be adequate. Accordingly, you covenant and agree with the Company that you will not, either during the term of your employment hereunder or at any time thereafter, disclose, furnish or make accessible to any person, firm or corporation (except in the ordinary course of business in performance of your obligations to the Group hereunder or with the prior written consent of the Company pursuant to authority granted by a resolution of the Company) any confidential information that you have learned or may learn by reason of your association with the Group. As used in this Paragraph 6, the term "confidential information" shall include, without limitation, information not previously disclosed to the public or to the trade by the Group with respect to the business or affairs of the Group including, without limitation, information relating to business opportunities, trade secrets, systems, techniques, procedures, methods, inventions, facilities, financial information, business plans or prospects.

7. Without intending to limit the remedies available to the Company, you acknowledge that a breach of the covenants and agreements contained in Paragraph 6 of this Agreement may result in material irreparable injury to the Group for which there is no adequate remedy at law and that it will not be possible to precisely measure damages for such injuries. Therefore, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining you from engaging in activities prohibited by Paragraph 6 or such other relief as may be required specifically to enforce any of the covenants in such Paragraph.
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8.             This  Agreement  will be binding upon and inure to the benefit of you and the Company and any successors and assigns of the business of the Company.

9. This Agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreements, oral or otherwise, regarding your employment and/or this Agreement shall be deemed to exist or to bind any of the parties hereto.

10. The terms of this Agreement may not be modified or amended except by written instrument signed by the Company and you.

11. The validity, interpretation, and performance of this Agreement shall be governed by and construed in accordance with the laws of the Islands of Bermuda.

12. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given if delivered in person, or mailed by certified first class, postage prepaid, or sent by a reputable overnight courier service.
               Notices shall be deemed given as of the date delivered or the date entrusted to the Bermuda postal service or an appropriate courier service.

13. If any one or more of the provisions contained in this Agreement shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof.

If you wish to accept this offer on the terms and conditions set out above, please sign a copy of this letter and return it to Mr. Michael Ashford, Secretary, Everest Reinsurance (Bermuda) Ltd., c/o Codan Services Limited, Clarendon House, 2 Church Street, Hamilton HM DX, Bermuda, by April 30, 2003.

Sincerely,




/s/ THOMAS J. GALLAGHER
-----------------------

Thomas J. Gallagher

CONFIRMED AND ACCEPTED:


/s/ PETER J. BENNETT
--------------------
Mr. Peter J. Bennett


04/24/03
--------------------
Date